Exhibit 99.1

Tel-Instrument Electronics Corp ("TIK") Announces Major U.S. Army Contract Award

CARLSTADT, N.J.--(BUSINESS WIRE)--February 10, 2009--Tel-Instrument Electronics Corp (“Tel”) (AMEX:TIK) is pleased to announce that it has been awarded a five year firm fixed price indefinite-delivery/indefinite-quantity (IDIQ) contract by the U.S. Army Aviation and Missile Command with a maximum dollar value of $44,046,886, depending on the number of units purchased. This contract entails production of at least 20 Mode 5 conversion kits for the Army’s TS-4530 IFF test set and 20 new Mode 5 test sets. The IDIQ portion of the contract will entail the production quantity of -0- to 2,980 Mode 5 conversion kits and a quantity of -0- to 1,980 new production test sets. These Mode 5 conversion kits and new IFF test sets will incorporate Tel’s proprietary electronics and IFF technology in addition to EHS test functionality. The systems engineering, design and integration, fabrication, testing, and associated logistics effort will take place in Carlstadt, N.J.

Jeff O'Hara, the Company's President and Chief Operating Officer, said, "Tel is proud that the U.S. Army has selected our company to satisfy its Mode 5 and EHS flight-line test requirements. Tel has made a multi-million investment in its Mode 5 testing technology and this will be employed to retrofit the Army’s existing IFF test assets and produce new production sets. These Mode 5 conversion kits and new Mode 5 test sets represent an important expansion to Tel's product line and revenue base.”

This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors including potential award protests; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company's stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel-Instrument Electronics Corp
Mr. Joseph P. Macaluso, 201-933-1600